FOR IMMEDIATE RELEASE

CONTACT:
Katrina Parker, 312-822-5167

CNA AMENDS EMPLOYMENT AGREEMENT WITH
CHAIRMAN, CEO TOM MOTAMED

September 8, 2011 - CNA Financial Corporation (NYSE: CNA) today announced that it has entered into an amendment to the employment agreement with Tom Motamed, chairman and chief executive officer, to extend his term with the Company. The modification extends Motamed's leadership through 2016, enabling him to continue executing the strategies he set in motion when he assumed his current position in 2009.

Since his arrival at CNA, Motamed has worked closely with CNA producers and employees across the globe to implement strategies to increase top and bottom line performance, including:

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Further developing industry-specific technical expertise while maintaining a broad appetite. CNA's deep expertise in segments such as construction and healthcare has translated into superior profitability and growth over time. The same customer-focused approach is now taking hold in other industries including manufacturing, financial institutions, professional services, technology, small business, retail, commercial real estate, education and wholesale distribution.

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Managing the mix of business to improve profitability. CNA has reprofiled its business, strengthened its profitable Specialty business, and added more resources at the point of sale to drive growth. In its Commercial segment, CNA has begun to turn around its performance with new leadership, additional underwriting talent and improved tools and metrics for front-line underwriters.

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Extending its geographic reach throughout the U.S., Canada and Europe. CNA has opened four new branch offices, with a fifth scheduled to open this year; as well as adding additional talent and resources, and increasing authority at the point of sale.

“Over the past two years, we have built a first-class team and we continue to recruit significant talent as we build the company for the long term,” said Motamed. “We are encouraged by positive feedback from producers and insureds on our efforts to make CNA a more producer-friendly company with strong underwriting and service capabilities."

CNA's progress on these strategies is evident in its 2nd quarter 2011 results, which saw premium growth in its Specialty and Commercial segments, improving rate trends, strong submission activity and new business. This was the first quarter in which CNA had positive growth in both Specialty and Commercial since fourth quarter 2006.

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In addition, CNA's balance sheet remains very strong. Under Motamed's leadership, CNA's book value per common share has increased from $20.92 to $43.09 at the end of this year's second quarter, a 106% improvement. During last year's third quarter, CNA virtually eliminated its exposures to legacy asbestos and pollution liabilities through a loss portfolio transaction with National Indemnity Company, a subsidiary of Berkshire Hathaway.

In other significant actions since Motamed's arrival, CNA sold its Argentine workers' compensation operation, and reached an agreement to sell its interest in First Insurance Company of Hawaii, scheduled to close in fourth quarter 2011. These transactions will enable the company to redeploy capital to core businesses. Additionally, CNA purchased the shares of CNA Surety that it did not already own, increasing its scale in this profitable business. The company also resumed its quarterly common stock dividend.

Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
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